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                       (NUCENTRIX BROADBAND NETWORKS LOGO)

FOR IMMEDIATE RELEASE

For additional information contact:

Carroll D. McHenry
Chairman and CEO
972.662.4000
cmchenry@nucentrix.net

          NUCENTRIX BROADBAND NETWORKS EXPLORES STRATEGIC ALTERNATIVES

         Carrollton, Texas - August 13, 2003 - Nucentrix Broadband Networks, Inc. (NASDAQ: NCNX) (the Company), a provider of broadband wireless services in medium and small markets, today announced it is exploring strategic alternatives to maximize stakeholder value.

         The Company previously had announced in its public filings that it had retained Houlihan Lokey Howard & Zukin (HLHZ) as its financial advisor in connection with a potential financing for $15 million - $20 million. To date, the Company has not secured such financing. Strategic alternatives currently being explored by HLHZ and the Company include a sale of the Company's assets in the ordinary course and under Section 363 of the U.S. Bankruptcy Code. The Company can provide no assurance that a transaction for any strategic option that the Company believes would be in the best interest of the Company and its stakeholders can be completed in a timely manner or at all.

         The Company also announced that it has filed a Form 15 with the Securities and Exchange Commission (SEC) to terminate registration of the Company's common stock under the Securities Exchange Act of 1934 (Exchange Act). In connection with filing the Form 15, the Company will suspend the filing of periodic reports under the Exchange Act, including its Form 10-Qs and Form 10-K. In addition, as a result of the filing of the Form 15 with the SEC, the Company's common stock will be delisted from the Nasdaq National Market effective immediately prior to the opening of the Nasdaq National Market on August 14, 2003. The Company expects that its common stock will be available for quotation on the Pink Sheets Electronic Quotation Service after the filing with the NASD of a Form 211 by interested market makers and the approval of such form by the NASD.

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ABOUT NUCENTRIX

         Nucentrix Broadband Networks, Inc. provides broadband wireless Internet and multichannel video services using radio spectrum licensed by the Federal Communications Commission (FCC) at 2.1 GHz and 2.5 GHz. This spectrum commonly is referred to as MMDS (Multichannel Multipoint Distribution Service) and ITFS (Instructional Television Fixed Service). Nucentrix currently offers high-speed wireless Internet services in Austin and Sherman-Denison, Texas. Nucentrix holds the rights to an average of approximately 128 MHz of MMDS and ITFS spectrum, covering an estimated 8.2 million households, in 92 primarily medium and small markets across Texas, Oklahoma and the Midwest. Nucentrix also holds the rights to 20 MHz of WCS (Wireless Communications Services) spectrum at 2.3 GHz covering over 2 million households, primarily in Texas.



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FORWARD LOOKING STATEMENT DISCLAIMER

         This media release contains certain forward-looking statements regarding potential strategic options for the Company. The words "will," "believe," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect the Company's current view of future events and are based on its assessment of, and are subject to, a variety of factors, contingencies, risks, assumptions and uncertainties deemed relevant by management. For example, the Company can provide no assurance that a transaction for any potential strategic option that the Company believes would be in the best interest of the Company and its stakeholders can be completed in a timely manner or at all. Other risks and uncertainties regarding the Company are described in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for 2002, which was filed on March 31, 2003. The Company undertakes no obligation to publicly update or revise any forward-looking statements made in this media release.

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